EX-28(d)(5)(b)(i)

AMENDMENT TO SUB-SUB-INVESTMENT ADVISORY AGREEMENT

Between

DELAWARE INVESTMETNS FUND ADVISERS,

a series of Macquarie Investment Management Business Trust and

MACQUARIE INVESTMENT MANAGEMENT

AUSTRIA KAPITALANLAGE AG

This Amendment (the “Amendment”), made as of this 2nd day of October 2020, by and between DELAWARE INVESTMETNS FUND ADVISERS, a series of Macquarie Investment Management Business Trust (the “Sub-Advisor”), a Delaware statutory trust, and MACQUARIE INVESTMENT MANAGEMENT AUSTRIA KAPITALANLAGE AG, a corporation organized under the laws of Austria (the “Sub-Sub-Advisor”).

WITNESSETH:

WHEREAS, Sub-Advisor and the Sub-Sub-Advisor (collectively, the “parties”) have entered into a Sub-Sub-Investment Advisory Agreement dated April 30, 2019 (the “Agreement”); and

WHEREAS, in accordance with Section 11 of said Agreement, the Agreement may be changed, waived, discharged or terminated by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought; and

WHEREAS, the parties desire to amend Appendix A of the Agreement in regard to the fees of the Sub-Sub-Advisor; and

WHEREAS, the parties desire to memorialize the Amendment to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement shall be and is hereby amended as follows:

1.    Appendix A of the Agreement is hereby deleted and replaced with the new Appendix A attached hereto.

2.    Except as provided herein, all other provisions of the Agreement, as amended, including the exhibits thereto, will remain in full force and effect as set forth therein. All terms used but not otherwise defined herein shall have the meanings given to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

MACQUARIE INVESTMENT	DELAWARE INVESTMENTS
MANAGEMENT AUSTRIA	FUND ADVISERS,
KAPITALANLAGE AG	a series of Macquarie Investment Management
Business Trust

By:	/s/ Rene Kreisl / Stefan Loewenthal	By:	/s/ Roger Early
Name:	Rene Kreisl / Stefan Loewenthal	Name:	Roger Early
Title:	Division Director / CIO	Title:	Executive Vice President

Acknowledged by
LINCOLN INVESTMENT
ADVISORS CORPORATION

By:	/s/ Jayson Bronchetti
Name:	Jayson Bronchetti
Title:	President

APPENDIX A

Fee Schedule

Sub-Advisor agrees to pay to Sub-Sub-Advisor a monthly fee in arrears at an annual rate equal to the percentage of the fee received by the Sub-Advisor from the Adviser pursuant to the Sub-Advisory Agreement as noted below:

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